Jason Industries Reports Third Quarter 2018 Results
Continued Adjusted EBITDA Margin Expansion
Reaffirms Full Year Guidance

MILWAUKEE, October 30, 2018 -- Jason Industries, Inc. (NASDAQ: JASN, JASNW) (“Jason” or the “Company”) today reported results for third quarter 2018.

Key financial results for the third quarter 2018 versus the year ago period include:

•
Net sales of $145.3 million decreased 6.5 percent and included a negative 1.7 percent impact from the divestiture and planned exit of non-core businesses and a negative 0.5 percent from foreign currency translation.

•	Operating income of $2.9 million, or 2.0 percent of net sales, decreased from 3.0 percent of net sales on higher cost of goods sold.

•	Net loss of $5.5 million, or $0.23 diluted loss per share, increased $3.9 million and $0.13 per share, impacted by $2.2 million, or $0.08 per share, of lower tax benefits.

•	Free cash flow was $6.2 million, an increase of $5.7 million, due to lower working capital requirements and timing of capital expenditures.

On an adjusted basis, third quarter 2018 results versus the year ago period include:

•
Adjusted EBITDA of $15.2 million decreased $0.9 million, including an impact of $0.6 million from the Acoustics Europe business divested in August 2017. Adjusted EBITDA margins expanded to 10.5 percent of net sales from 10.4 percent, driven by operational efficiencies and pricing.

•	Adjusted Net Loss of $3.7 million, or $0.12 Adjusted Loss Per Share, increased $0.11 per share.

“We improved margins for the seventh consecutive quarter, generated strong free cash flow and reduced leverage to 5.1 times. As best demonstrated by our Seating business, each of our teams continue to target select growth opportunities, improve operations and drive cash generation,” said Brian Kobylinski, chief executive officer of Jason. “Our progress remains steady and our results are in line with our expectations.”

Highlights during the quarter include:

•
Total Cost Reduction and Margin Expansion program savings were $0.5 million in the third quarter with a total of $22 million since the inception of the program. Actions taken and announced to-date are expected to achieve $24 million in annual run-rate cost savings.

•
Achieved organic growth of 5.0 percent in Seating and 1.2 percent in Finishing. Organic growth was generated through select targeted growth initiatives, pricing actions and continued strength in U.S. industrial markets.

•	Progressed the Nuneaton, United Kingdom Seating facility consolidation. Expected net proceeds from the facility sale are now $3.3 million with the consolidation and sale completed by year-end.

Key financial results within the segments for the third quarter 2018 versus the year ago period include:

•
Finishing net sales were $51.0 million with organic sales increasing 1.2 percent. Targeted growth initiatives and strong industrial markets in the U.S. were partially offset by moderating European industrial markets. Adjusted EBITDA was $7.6 million, or 14.9 percent of net sales, an increase of $0.1 million from 14.7 percent of net sales. Adjusted EBITDA margin increased on pricing actions and was impacted by inflation on both materials and freight.

•
Components net sales of $21.4 million increased $1.5 million, or 7.3 percent. Organic sales decreased 9.4 percent due to lower volumes in rail and expanded metal products. Organic sales exclude non-core smart meter product lines, which increased 16.7 percent in preparation for the planned exit of production by the end of 2018. Adjusted EBITDA was $2.6 million, or 12.0 percent of net sales, compared with 12.3 percent of net sales in the prior year.

•
Seating net sales of $34.6 million increased $1.6 million with organic sales increasing 5.0 percent. Higher volumes in the construction, agriculture, and material handling markets offset expected declines in motorcycles. Adjusted EBITDA was $3.6 million, or 10.4 percent of net sales, an increase of $1.0 million from 8.0 percent of net sales, with margins positively impacted by continuous improvement initiatives, labor and material efficiencies and pricing.

•
Acoustics net sales of $38.3 million decreased $13.2 million, or 25.6 percent, including a negative 11.5 percent impact from the divestiture of the Acoustics European operations. Organic sales decreased 14.1 percent due to end-of-life platform changes and a continuing shift from cars to light truck vehicles. Adjusted EBITDA was $4.5 million, or 11.7 percent of net sales, compared with 12.9 percent of net sales in the prior year. Adjusted EBITDA margin decreased on lower sales and input cost inflation, partially mitigated by improved material efficiencies, continuous improvement projects, and savings related to the closure of the Richmond, Indiana facility.

•	Corporate expenses of $3.0 million decreased $0.1 million versus the prior year.

Other Information:

•
Net debt to Adjusted EBITDA on a trailing twelve-month basis was 5.1x as of the end of the third quarter, a decrease from 5.5x as of the end of 2017. Total liquidity as of the end of the third quarter was $91.2 million, comprised of $51.4 million of cash and cash equivalents and $39.8 million of availability on revolving loan facilities globally.

•
In the third quarter, Moody’s upgraded the company’s credit ratings with the corporate family rating raised to B3 from Caa1, the senior secured first lien term loan raised to B2 from B3, and the secured second lien term loan raised to Caa2 from Caa3. The Company’s recently extended senior secured first lien revolving credit facilities were assigned a rating of B2. Moody’s ratings outlook remained stable.

2018 Guidance:

Kobylinski stated, “Our nimbleness and execution are outpacing select end-market volatility and the impact of inflation.  We continue to progress toward our goals and reaffirm our 2018 guidance.”

For the full year 2018, Jason reaffirms guidance of net sales in the range of $600 to $615 million, Adjusted EBITDA of $66 to $70 million, and free cash flow of $13 to $17 million, resulting in an implied net debt to Adjusted EBITDA range of 5.3 to 4.9 times.

Conference Call:

The Company will hold a conference call to discuss its third quarter results today at 10:00 a.m. Eastern time. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at investors.jasoninc.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-451-6152 (domestic) or 201-389-0879 (international). Participants should ask for the Jason Industries Third Quarter 2018 Earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company’s website or by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the replay passcode 13642137. The telephonic replay will be available until 11:59 pm (Eastern Time), November 6, 2018. The online replay will be available on the website immediately following the call.

About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the finishing, components, seating, and automotive acoustics markets, including Osborn (Richmond, Ind. and Burgwald, Germany), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), and Janesville Acoustics (Southfield, Mich.). Headquartered in Milwaukee, Wis., Jason employs more than 4,300 people in 13 countries.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “guidance,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the Company’s businesses are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, the level of demand for the Company’s products; competition in the Company’s markets; the Company’s ability to grow and manage growth profitably; the Company’s ability to access additional capital; changes in applicable laws or regulations; the Company’s ability to attract and retain qualified personnel; the impact of the recent Tax Reform Act; the possibility that the Company may be adversely affected by other economic, business and/or competitive factors; and other risks and uncertainties identified in the Company’s most recent Annual Report on Form 10-K, as such may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information
Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. In this earnings release, we disclose the following non-GAAP financial measures, and we reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, Net Debt to Adjusted EBITDA, and Free Cash Flow.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin - The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense. The Company defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales.

Management believes that Adjusted EBITDA provides a more clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Adjusted Net Income and Adjusted Earnings Per Share - The Company defines Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) as net income and earnings per share (as defined by GAAP), excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. Adjusted earnings per share includes the impact of share based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Net Debt to Adjusted EBITDA - The Company defines Net Debt to Adjusted EBITDA as current and long-term debt plus debt discounts less cash and cash equivalents, divided by pro forma Adjusted EBITDA for the trailing twelve months. Pro forma Adjusted EBITDA is calculated as Adjusted EBITDA as reported plus Adjusted EBITDA of acquisitions prior to the date of the acquisition during the trailing twelve months. Management believes that Net Debt to Adjusted EBITDA is useful in assessing the Company’s financial leverage.

Free Cash Flow - The Company defines Free Cash Flow as net cash flows from operating activities (as defined by GAAP) less capital expenditures and cash dividends on preferred stock. Management believes that Free Cash Flow is useful in assessing our ability to generate cash from business operations that is available for strategic capital decisions.

In addition to these non-GAAP financial measures, we also use the term “organic sales” to refer to GAAP net sales from existing operations excluding (i) sales from acquired businesses recorded prior to the first anniversary of the acquisition, (ii) sales from divested businesses or exited non-core businesses, and (iii) the impact of foreign currency translation. The impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) and (b) the period-to-period change in results (excluding acquisitions, divestitures, and exited non-core businesses) after applying current period average foreign exchange rates to the prior year period. We use the term “organic sales growth” to refer to the measure of comparing current period organic sales with the corresponding prior year period organic sales.
Contact Information
Investor Relations:
Rachel Zabkowicz
investors@jasoninc.com
414.277.2007

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2018	September 29, 2017	September 28, 2018	September 29, 2017
Net sales	$145,295	$155,430	$480,973	$503,100
Cost of goods sold	116,818	123,457	379,702	400,874
Gross profit	28,477	31,973	101,271	102,226
Selling and administrative expenses	24,514	26,170	80,926	78,068
(Gain) loss on disposals of property, plant and equipment - net	(91)	(639)	154	(904)
Restructuring	1,185	1,772	3,251	2,996
Operating income	2,869	4,670	16,940	22,066
Interest expense	(8,348)	(8,203)	(24,778)	(24,964)
Gain on extinguishment of debt	—	819	—	2,383
Equity income	468	295	903	715
Loss on divestiture	—	(842)	—	(8,730)
Other income - net	51	58	606	261
Loss before income taxes	(4,960)	(3,203)	(6,329)	(8,269)
Tax provision (benefit)	552	(1,602)	589	(1,438)
Net loss	$(5,512)	$(1,601)	$(6,918)	$(6,831)
Less net gain attributable to noncontrolling interests	—	—	—	5
Net loss attributable to Jason Industries	$(5,512)	$(1,601)	$(6,918)	$(6,836)
Redemption premium and accretion of dividends on preferred stock	781	955	3,274	2,809
Net loss available to common shareholders of Jason Industries	$(6,293)	$(2,556)	$(10,192)	$(9,645)
Net loss per share available to common shareholders of Jason Industries:
Basic and diluted	$(0.23)	$(0.10)	$(0.37)	$(0.37)

Weighted average number of common shares outstanding:
Basic and diluted	27,683	26,241	27,565	26,023

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (Unaudited)

	September 28, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$51,370	$48,887
Accounts receivable - net	73,341	68,626
Inventories - net	65,473	70,819
Other current assets	17,201	15,655
Total current assets	207,385	203,987
Property, plant and equipment - net	141,021	154,196
Goodwill	44,410	45,142
Other intangible assets - net	119,646	131,499
Other assets - net	14,080	11,499
Total assets	$526,542	$546,323

Liabilities and Shareholders’ (Deficit) Equity
Current liabilities
Current portion of long-term debt	$6,634	$9,704
Accounts payable	52,704	53,668
Accrued compensation and employee benefits	16,543	17,433
Accrued interest	82	276
Other current liabilities	15,525	19,806
Total current liabilities	91,488	100,887
Long-term debt	389,211	391,768
Deferred income taxes	24,973	25,699
Other long-term liabilities	21,272	22,285
Total liabilities	526,944	540,639

Shareholders’ (Deficit) Equity
Preferred stock	39,818	49,665
Jason Industries common stock	3	3
Additional paid-in capital	155,348	143,788
Retained deficit	(174,118)	(167,710)
Accumulated other comprehensive loss	(21,453)	(20,062)
Total shareholders’ (deficit) equity	(402)	5,684
Total liabilities and shareholders’ (deficit) equity	$526,542	$546,323

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Nine Months Ended
	September 28, 2018	September 29, 2017
Cash flows from operating activities
Net loss	$(6,918)	$(6,831)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	20,415	19,874
Amortization of intangible assets	11,242	9,365
Amortization of deferred financing costs and debt discount	2,199	2,232
Equity income	(903)	(715)
Deferred income taxes	(1,113)	(8,540)
Loss (gain) on disposals of property, plant and equipment - net	154	(904)
Gain on extinguishment of debt	—	(2,383)
Loss on divestiture	—	8,730
Transaction fees on divestiture	—	(932)
Share-based compensation	1,728	904
Net increase (decrease) in cash due to changes in:
Accounts receivable	(5,155)	(332)
Inventories	4,368	3,958
Other current assets	811	655
Accounts payable	(506)	(5,275)
Accrued compensation and employee benefits	(689)	7,647
Accrued interest	(194)	(80)
Accrued income taxes	(3,548)	2,061
Other - net	(1,876)	(4,954)
Total adjustments	26,933	31,311
Net cash provided by operating activities	20,015	24,480
Cash flows from investing activities
Proceeds from disposals of property, plant and equipment	202	8,758
Payments for property, plant and equipment	(9,636)	(10,363)
Proceeds from divestitures, net of cash divested and debt assumed by buyer	—	7,883
Acquisitions of patents	(44)	(64)
Net cash (used in) provided by investing activities	(9,478)	6,214
Cash flows from financing activities
Payments of deferred financing costs	(609)	—
Payments of First and Second Lien term loans	(4,825)	(21,051)
Proceeds from other long-term debt	3,314	7,883
Payments of other long-term debt	(5,358)	(6,190)
Other financing activities - net	(14)	(44)
Net cash used in financing activities	(7,492)	(19,402)
Effect of exchange rate changes on cash and cash equivalents	(562)	1,599
Net increase in cash and cash equivalents	2,483	12,891
Cash, cash equivalents and restricted cash, beginning of period	48,887	40,861
Cash, cash equivalents and restricted cash, end of period	$51,370	$53,752

Jason Industries, Inc.
Quarterly Financial Information by Segment
(In thousands) (Unaudited)

	2017					2018
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Finishing
Net sales	$49,476	$49,757	$51,065	$49,986	$200,284	$53,978	$55,454	$51,016		$160,448
Adjusted EBITDA	7,067	7,324	7,503	5,767	27,661	7,799	8,437	7,579		23,815
Adjusted EBITDA % net sales	14.3%	14.7%	14.7%	11.5%	13.8%	14.4%	15.2%	14.9%		14.8%

Components
Net sales	$21,117	$21,713	$19,945	$19,846	$82,621	$22,393	$24,559	$21,404		$68,356
Adjusted EBITDA	2,720	2,451	2,445	2,272	9,888	3,070	3,563	2,563		9,196
Adjusted EBITDA % net sales	12.9%	11.3%	12.3%	11.4%	12.0%	13.7%	14.5%	12.0%		13.5%

Seating
Net sales	$47,373	$44,921	$32,963	$33,872	$159,129	$47,034	$44,993	$34,609		$126,636
Adjusted EBITDA	5,530	5,897	2,621	2,300	16,348	5,933	6,870	3,588		16,391
Adjusted EBITDA % net sales	11.7%	13.1%	8.0%	6.8%	10.3%	12.6%	15.3%	10.4%		12.9%

Acoustics
Net sales	$57,227	$56,086	$51,457	$41,812	$206,582	$43,849	$43,418	$38,266		$125,533
Adjusted EBITDA	6,721	7,983	6,640	5,997	27,341	5,778	6,044	4,465		16,287
Adjusted EBITDA % net sales	11.7%	14.2%	12.9%	14.3%	13.2%	13.2%	13.9%	11.7%		13.0%

Corporate
Adjusted EBITDA	$(3,477)	$(3,075)	$(3,073)	$(3,861)	$(13,486)	$(2,867)	$(3,550)	$(2,965)		$(9,382)

Consolidated
Net sales	$175,193	$172,477	$155,430	$145,516	$648,616	$167,254	$168,424	$145,295		$480,973
Adjusted EBITDA	18,561	20,580	16,136	12,475	67,752	19,713	21,364	15,230		56,307
Adjusted EBITDA % net sales	10.6%	11.9%	10.4%	8.6%	10.4%	11.8%	12.7%	10.5%		11.7%

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands) (Unaudited)

Organic Sales Growth

	3Q 2018
	Finishing	Components	Seating	Acoustics	Jason Consolidated

Net sales
Organic sales growth	1.2%	(9.4)%	5.0%	(14.1)%	(4.3)%
Currency impact	(1.3)%	—%	—%	—%	(0.5)%
Divestiture & Non-Core Exit	—%	16.7%	—%	(11.5)%	(1.7)%
Growth as reported	(0.1)%	7.3%	5.0%	(25.6)%	(6.5)%

	YTD 2018
	Finishing	Components	Seating	Acoustics	Jason Consolidated

Net sales
Organic sales growth	3.3%	(0.5)%	0.6%	(10.0)%	(2.3)%
Currency impact	3.9%	—%	0.5%	—%	1.4%
Divestiture & Non-Core Exit	(0.4)%	9.4%	—%	(13.8)%	(3.5)%
Growth as reported	6.8%	8.9%	1.1%	(23.8)%	(4.4)%

Free Cash Flow

	3Q		YTD
	2017	2018	2017	2018
Operating Cash Flow	$3,648	$8,875	$24,480	$20,015
Less: Capital Expenditures	(3,202)	(2,697)	(10,363)	(9,636)
Free Cash Flow	$446	$6,178	$14,117	$10,379

Net Debt to Adjusted EBITDA

September 28, 2018
Current and long-term debt	$395,845
Add: Debt discounts and deferred financing costs	7,324
Less: Cash and cash equivalents	(51,370)
Net Debt	$351,799

Adjusted EBITDA
4Q17	$12,475
1Q18	19,713
2Q18	21,364
3Q18	15,230
TTM Adjusted EBITDA	68,782

Net Debt to Adjusted EBITDA*	5.1x

*Note the consolidated first lien net leverage ratio under the Company’s senior secured credit facilities was 3.68x as of September 28, 2018. See Form 10-Q for further discussion of the Company’s senior secured credit facilities.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
(In thousands) (Unaudited)

	2017					2018
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Net (loss) income	$(493)	$(4,737)	$(1,601)	$2,358	$(4,473)	$(819)	$(587)	$(5,512)		$(6,918)
Interest expense	8,366	8,395	8,203	8,125	33,089	8,027	8,403	8,348		24,778
Tax (benefit) provision	(15)	179	(1,602)	(8,946)	(10,384)	275	(238)	552		589
Depreciation and amortization	10,003	9,487	9,749	9,695	38,934	10,807	11,046	9,804		31,657
EBITDA	17,861	13,324	14,749	11,232	57,166	18,290	18,624	13,192		50,106
Adjustments:
Restructuring(1)	681	543	1,772	1,270	4,266	602	1,464	1,185		3,251
Integration and other restructuring costs(2)	—	—	—	(569)	(569)	356	712	—		1,068
Share-based compensation(3)	349	324	231	215	1,119	231	553	944		1,728
(Gain) loss on disposals of property, plant and equipment—net(4)	(330)	65	(639)	145	(759)	234	11	(91)		154
(Gain) loss on extinguishment of debt(5)	—	(1,564)	(819)	182	(2,201)	—	—	—		—
Loss on divestiture(6)	—	7,888	842	—	8,730	—	—	—		—
Total adjustments	700	7,256	1,387	1,243	10,586	1,423	2,740	2,038		6,201
Adjusted EBITDA	$18,561	$20,580	$16,136	$12,475	$67,752	$19,713	$21,364	$15,230		$56,307

(1)
Restructuring includes costs associated with exit or disposal activities as defined by GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than capital leases.

(2)
During 2018, integration and other restructuring costs includes $1.5 million of net costs and recoveries associated with a force majeure incident at a supplier in the seating segment that resulted in incremental costs to maintain production and are expected to be recovered through insurance pending finalization of claims in future periods. The integration and other restructuring costs were partially offset by $0.4 million of legal settlement income related to proceeds from a supplier claim in the seating segment associated with periods prior to the Company’s go public business combination in 2014. During 2017, integration and other restructuring costs includes a $0.6 million reversal of a liability recorded in acquisition accounting for the go public business combination.

(3)	Represents non-cash share based compensation expense for awards under the Company’s 2014 Omnibus Incentive Plan.

(4)
(Gain) loss on disposals of property, plant and equipment for the first quarter of 2018 includes a loss of $0.2 million from the disposition of equipment in connection with the consolidation of the component segment’s Libertyville, Illinois facilities, for the third quarter of 2017 includes a gain of $0.5 million on the sale of a building related to the closure of the finishing segment’s Richmond, Virginia facility and for the first quarter of 2017 includes a gain of $0.4 million on the sale of equipment related to the closure of the components segment’s Buffalo Grove, Illinois facility.

(5)
Represents a (gain) loss on extinguishment of Second Lien Term Loan debt in both the second and third quarters of 2017 and a $0.2 million prepayment fee to retire foreign debt in the fourth quarter of 2017.

(6)
Represents the completed divestiture of the Company’s Acoustics European operations. A pre-tax loss of $7.9 million was recorded in the second quarter of 2017 when the business was classified as held for sale and a pre-tax loss of $0.8 million was recorded in the third quarter of 2017 upon closing of the divestiture.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income and Adjusted Earnings per Share
(In thousands, except per share amounts) (Unaudited)

	2017					2018
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
GAAP Net (loss) income	$(493)	$(4,737)	$(1,601)	$2,358	$(4,473)	$(819)	$(587)	$(5,512)		$(6,918)
Adjustments:
Restructuring	681	543	1,772	1,270	4,266	602	1,464	1,185		3,251
Integration and other restructuring costs	—	—	—	(569)	(569)	356	712	—		1,068
Share based compensation	349	324	231	215	1,119	231	553	944		1,728
(Gain) loss on disposal of property, plant and equipment - net	(330)	65	(639)	145	(759)	234	11	(91)		154
(Gain) loss on extinguishment of debt	—	(1,564)	(819)	182	(2,201)	—	—	—		—
Loss on divestitures	—	7,888	842	—	8,730	—	—	—		—
Tax effect on adjustments(1)	(55)	(582)	(214)	(122)	(973)	(314)	(697)	(445)		(1,456)
Tax (benefit) provision(2)	—	—	—	(3,787)	(3,787)	410	—	170		580
Adjusted net income (loss)	$152	$1,937	$(428)	$(308)	$1,353	$700	$1,456	$(3,749)		$(1,593)

Effective tax rate on adjustments(1)	16%	8%	16%	10%	9%	22%	25%	22%		23%

Diluted weighted average number of common shares outstanding (GAAP):	25,784	26,042	26,241	26,255	26,082	27,329	27,677	27,683		27,565
Plus: effect of dilutive share-based compensation (non-GAAP)(3)	—	—	—	530	—	—	—	—		—
Plus: effect of convertible preferred stock and rollover shares (non-GAAP)(3)	3,967	3,815	3,889	3,982	3,917	3,309	3,147	3,212		3,222
Diluted weighted average number of common shares outstanding (non-GAAP)(3)	29,751	29,857	30,130	30,767	29,999	30,638	30,824	30,895		30,787

Adjusted earnings (loss) per share	$0.01	$0.06	$(0.01)	$(0.01)	$0.05	$0.02	$0.05	$(0.12)		$(0.05)

GAAP Net (loss) income per share available to common shareholders of Jason Industries	$(0.05)	$(0.22)	$(0.10)	$0.05	$(0.32)	$(0.09)	$(0.05)	$(0.23)		$(0.37)
Adjustments net of income taxes:
Restructuring	0.02	0.01	0.04	0.04	0.13	0.02	0.04	0.03		0.09
Integration and other restructuring costs	—	—	—	(0.02)	(0.02)	0.01	0.02	—		0.03
Share based compensation	0.02	0.02	0.01	0.01	0.06	0.01	0.02	0.03		0.06
(Gain) loss on disposal of property, plant and equipment - net	(0.01)	—	(0.01)	—	(0.02)	0.01	—	—		0.01
(Gain) loss on extinguishment of debt	—	(0.04)	(0.02)	0.01	(0.06)	—	—	—		—
Loss on divestitures	—	0.26	0.03	—	0.29	—	—	—		—
Tax (benefit) provision(2)	—	—	—	(0.12)	(0.13)	0.02	—	0.01		0.02
Redemption premium on preferred stock conversion	—	—	—	—	—	0.04	—	—		0.04
GAAP to non-GAAP impact per share(3)	0.03	0.03	0.04	0.02	0.12	—	0.02	0.04		0.07
Adjusted earnings (loss) per share	$0.01	$0.06	$(0.01)	$(0.01)	$0.05	$0.02	$0.05	$(0.12)		$(0.05)

(1)
The effective tax rate on adjustments is impacted by nondeductible foreign transaction and restructuring costs, restructuring charges in foreign jurisdictions at statutory tax rates, and discrete non-cash tax expense related to the vesting of restricted stock units for which no tax benefit will be realized.

(2)	Represents discrete tax items associated with The Tax Cuts and Jobs Act enacted in December 2017.

(3)
Adjusted earnings (loss) per share includes the impact of share-based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares, the conversion of 12,136 shares of preferred stock at a conversion rate of 115 preferred shares to common shares and the conversion of all remaining preferred stock at the voluntary conversion ratio.